Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Peerstream, Inc. (f/k/a Snap Interactive, Inc.) on Form S-8 (File No. 333-211898), Form S-8 (File No. 333-174456), and Form S-1 (File No. 333-172202) of our report dated March 22, 2018, with respect to our audits of the consolidated financial statements of Peerstream, Inc. (f/k/a Snap Interactive, Inc.) as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Peerstream, Inc. (f/k/a Snap Interactive, Inc.) for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

March 22, 2018